Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of our report dated November 16, 2012 (except for the consolidated statements of comprehensive income for each of the three years in the period ended September 30, 2012 and the updated disclosures pertaining to the change in reportable segments as described in Notes 9 and 16 as to which the date is August 7, 2013), with respect to the consolidated financial statements and schedule of TransDigm Group Incorporated for the year ended September 30, 2012 included in this Current Report on Form 8-K.

(1)	Registration Statements (Form S-8 No. 333-174122; Form S-8 No. 333-152847) pertaining to the TransDigm Group Incorporated 2006 Stock Incentive Plan,
(2)	Registration Statement (Form S-8 No. 333-132808) pertaining to the TransDigm Group Incorporated 2006 Stock Incentive Plan and the TransDigm Group Incorporated Fourth Amended and Restated 2003 Stock Option Plan, as amended,
(3)	Registration Statement (Form S-8 No. 333-148860) pertaining to the Stock Option Agreements between TransDigm Group Incorporated and Michael Graff and Douglas Peacock, and
(4)	Registration Statement (Form S-4 No. 333-186494) pertaining to $550,000,000 of 5.50% Senior Subordinated Notes due 2020 of TransDigm Inc.

/s/ Ernst & Young LLP

Cleveland, Ohio

August 7, 2013